TRANSFER AGENCY AND SERVICES AGREEMENT

BETWEEN

HARDING, LOEVNER FUNDS, INC.

AND

THE NORTHERN TRUST COMPANY

TRANSFER AGENCY AND SERVICES AGREEMENT

AGREEMENT made as of        , 20  (this “Agreement”) by and between Harding, Loevner Funds, Inc. (the “Company”), a Maryland corporation, on behalf of each of the series of the Company listed on Schedule E (Fund List) hereto, as it may be amended from time to time (each, a “Fund” and, collectively, the “Funds”) and The Northern Trust Company (the “Transfer Agent” or “Northern”), an Illinois corporation.

WITNESSETH:

WHEREAS, the Company is a Maryland corporation and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Funds, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, registrar and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

WHEREAS, each Fund will issue and redeem Shares (as defined below) only in aggregations of Shares (“Creation Units”) as described in the currently effective prospectus and statement of additional information of the Company (collectively, the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the distributor of the Company (the “Distributor”), are eligible to place orders for Creation Units with the Distributor; and

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.   DEFINITIONS. Whenever used in this Agreement, including as defined in the preamble above, or in any Schedules to this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

(a)	“1940 Act” means the Investment Company Act of 1940, and the Rules and Regulations thereunder, all as amended from time to time.

(b)

“Authorized Instructions” means instructions, directions or other communications given to the Transfer Agent pursuant to the terms of this Agreement in respect of any of the matters referred to in this Agreement. In instances indicated in advance by the Company, the Transfer Agent may also act pursuant to telephonic instructions given by designated persons and such telephonic instructions shall be deemed to be “Authorized Instructions” within the meaning of this definition. Any instructions, directions or other communications given to the Transfer Agent by telephone shall promptly thereafter be confirmed in writing, but the Transfer Agent will incur no liability for the Fund’s failure, or the failure of an investment manager, to send such written confirmation or for the failure of any such written confirmation to conform to the telephonic instruction received by the Transfer Agent.

(c)	“Authorized Person” means, in respect of any instruction or communication, any person who the Transfer Agent believes in good faith to be (i) any person held out by or professing to have authority to act on behalf of the Company, or as being authorized by the Company to issue instructions to the Transfer Agent; (ii) any Authorized Participant or an authorized representative for any Authorized Participant but solely with respect to their Creation Units; or (iii) the Distributor.

(d)

“Confidential Information” means any information, correspondence, data, documents, reports, projections, forecasts, statements, records and accounts, whether in written, pictorial, oral, computer printout and other forms, databases, computer programs, screen formats, screen designs, report formats, interactive design techniques, and other related information all of a confidential nature furnished to a party by the other party, for the purposes of this Agreement.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(f)	“Order Taking Platform” means the electronic order-taking platform provided by the Order Taking Platform Provider.

(g)	“Order Taking Platform Provider” means ICE ETF Hub, LLC or such other third party engaged by the Transfer Agent to provide an electronic order-taking platform.

(h)	“Shares” means the authorized and issued shares of beneficial interests in a Fund.

2.   APPOINTMENT. The Company hereby appoints the Transfer Agent to provide services as described hereinafter, for the Company and on behalf of each of the Funds, for the period and on the terms set forth in this Agreement. The Transfer Agent accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 and Schedule A (Fee Schedule) to this Agreement.

3.	REPRESENTATIONS AND WARRANTIES.

(a)	The Transfer Agent represents and warrants to the Company that:

(i)	The Transfer Agent is a corporation, duly organized and existing under the laws of the State of Illinois;

(ii)	The Transfer Agent is duly qualified to carry on its business in the State of Illinois;

(iii)	The Transfer Agent is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iv)	The Transfer Agent is a transfer agent duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act and shall remain so during the term of this Agreement;

(v)	All requisite corporate proceedings have been taken to authorize the Transfer Agent to enter into and perform this Agreement;

(vi)	The Transfer Agent has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vii)

The Transfer Agent is in material compliance with all federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement;

(viii)	No legal or administrative proceedings have been instituted or threatened which would materially impair the Transfer Agent’s ability to perform its duties and obligations under this Agreement;

(ix)

The Transfer Agent’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Transfer Agent or any law or regulation applicable to the Transfer Agent, including all provisions of the Exchange Act and the rules thereunder and all state laws, rules and regulations applicable to its transfer agency business; and

(x)

The Transfer Agent’s anti-money laundering program (“AML Program”), at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, and (vi) allows for appropriate regulators to examine its anti-money laundering books and records.

(b)	The Company represents and warrants to the Transfer Agent that:

(i)	the Company is a corporation, duly organized and existing and in good standing under the laws of the state of Maryland;

(ii)	the Company is an investment company properly registered under the 1940 Act;

(iii)	the Company has the power under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iv)	all requisite actions have been taken by the Company to authorize the Company to enter into and perform this Agreement;

(v)	no legal or administrative proceedings have been instituted or threatened which would impact the Company’s ability to perform its duties and obligations under this Agreement;

(vi)	the Company’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it;

(vii)

a registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale; and

(viii)	The Company’s anti-money laundering program (“AML Program”), at a minimum, (i) designates a compliance officer to administer and oversee the AML

Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, and (vi) allows for appropriate regulators to examine its anti-money laundering books and records.

4.   DELIVERY OF DOCUMENTS. The Company will promptly furnish to the Transfer Agent the following:

(a)	A certified copy of the resolution of the Board of Directors of the Company authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement;

(b)	A copy of the organizational documents of the Company and all material amendments thereto;

(c)	The Company’s Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC;

(d)	The Company’s Registration Statement, as filed with the SEC;

(e)	Auditors’ reports and opinions of counsel regarding the Company’s security creation;

(f)	The Prospectus relating to all Funds; and

(g)	A copy of the written AML Program of the Company.

5.	SERVICES PROVIDED.

(a)

The Transfer Agent will provide transfer agency services, order taking services and index receipt agent services subject to the control, direction and supervision of the Company or its designee and in compliance with the procedures which may be established from time to time between the Company and the Transfer Agent; and all reasonable resolutions and policies implemented by the Company. A general description of the services is contained in Schedule C (Services) to this Agreement.

(b)

The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable, provided that the Transfer Agent shall comply with all laws, rules and regulations applicable to its transfer agency business with respect to the maintenance of such records. To the extent required by Section 31 and Rule 6c-11 of the 1940 Act, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Company and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Company on and in accordance with its request.

(c)

The Transfer Agent shall have no obligation, to monitor the issuance of Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Company and each Fund and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares.

(d)

The Transfer Agent agrees to provide periodic reports and reasonable documentation to the Company’s Chief Compliance Officer in connection with Rule 38a-1 under the 1940 Act, as amended, with respect to services provided by the Transfer Agent and the Transfer Agent’s compliance with its operating policies and procedures.

6.	FEES AND EXPENSES.

(a)

As compensation for the services rendered to the Company pursuant to this Agreement, the Company shall cause to be paid to the Transfer Agent quarterly fees determined as identified in Schedule A (Fee Schedule) with respect to the services provided hereunder. Such fees are to be billed quarterly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any quarter, the fee for the part of the quarter before such termination shall be prorated according to the proportion which such part bears to the full quarter period and shall be payable upon the date of such termination.

(b)

In addition, the Company agrees to pay, and will be billed separately for, reasonable out-of-pocket expenses incurred by the Transfer Agent in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in Schedule B (Out of Pocket Expenses) as may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by the Transfer Agent in the performance of its obligations hereunder.

(c)	All fees, out-of-pocket expenses and additional charges of the Transfer Agent shall be billed on a quarterly basis and shall be due and payable upon receipt of the invoice.

(d)

In the event that the Company is more than sixty (60) days’ delinquent in its payments of quarterly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Company), this Agreement may be terminated upon thirty (30) days’ written notice to the Company by the Transfer Agent. The Company must notify the Transfer Agent in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.[1]

7.	AUTHORIZED INSTRUCTIONS

(a)

Where the Transfer Agent is required under this Agreement (or otherwise agrees) to act on instructions from the Company, a Fund, the Distributor, an Authorized Participant, or any party authorized by the Company, the Transfer Agent shall do so upon receipt of Authorized Instructions which may be standing Authorized Instructions. Any Authorized Instructions given to the Transfer Agent shall bind the Company or the Fund, as applicable.

[1]

Note to HL: The existing TA agreement allows termination immediately if fees are not paid for more than 90 days but Northern must provide 30 days notice prior so in essence, fees would need to unpaid for 60 days and then Northern would provide the 30 days notice so that after a total of 90 days, the agreement could be terminated immediately. This language simply rewords so that after 60 days, Northern would need to send a notice giving HL 30 days effectively to cure..

(b)

In acting on any Authorized Instructions, the Transfer Agent is entitled to assume that (i) the Authorized Person providing such Authorized Instructions has complied with any relevant obligations set out in any governing documents of the Company, and (ii) such Authorized Instruction is in accordance with applicable law. the Transfer Agent is under no obligation to review the propriety or legality of any Authorized Instructions received by it.

(c)

The Company acknowledges that the Authorized Persons are authorized to give Authorized Instructions to the Transfer Agent for the purposes of this Agreement and the Transfer Agent is entitled to rely on the authenticity of the signatures and Authorized Instructions given or purported to be given by the Authorized Persons and the Transfer Agent is not liable for any claim, damage, expense, loss or liability arising from such reasonable reliance. Such persons will continue to be Authorized Persons until such time as the Transfer Agent receives Authorized Instructions that any such person is no longer an Authorized Person.

(d)

The Company, on behalf of each Fund, agrees and covenants for itself and each Authorized Person that any order or sale of or transaction in Creation Units received by the Company after the order cut-off time as set forth in the Prospectus or such earlier time as designated by such Fund (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Fund’s then-effective Prospectus, and the Company or such Authorized Person shall so instruct the Transfer Agent of the proper effective date of the transaction.

(e)	Unless otherwise provided in this Agreement, an Authorized Instruction continues in full force and effect until specifically cancelled or superseded by a subsequent Authorized Instruction.

(f)

Notwithstanding any other provision of this Agreement, instructions, directions and other communications provided under this Agreement may be given to the Transfer Agent by letter, telex or other electronic or electro-mechanical means deemed acceptable by the Transfer Agent, including the use of the Northern Trust Passport® applications, subject to such additional terms and conditions the Transfer Agent may require.

8.	COMPANY OBLIGATIONS.

(a)	If applicable, the Company shall be solely responsible for its “blue sky” compliance and state registration requirements.

(b)

It shall be the responsibility of the Company to notify the Transfer Agent of the obligations imposed on the Company, a Fund, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

9.	WIRE TRANSFER OPENING GUIDELINES/ARTICLE 4A OF THE UNIFORM COMMERCIAL CODE.

(a)

Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Company account(s) upon the receipt of a payment order in compliance with the designated security procedure (the “Security Procedure”) chosen for Funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Company’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

(b)

Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

(c)

Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment (i) which is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (ii) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network time, credit or similar limits which are applicable to the Transfer Agent; or (iii) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

(d)

Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied, provided that it has used reasonable efforts as set forth above.

(e)

Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

(f)

Interest. The Transfer Agent shall (i) assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days’ of notification by the Transfer Agent of the acceptance of such payment order (ii) not be liable for the payment of any interest on any early cash payments, notwithstanding The Northern Trust Company’s receipt of “float” on such cash.

(g)

ACH Credit Entries/Provisional Payments. When the Company initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Company agrees that the Transfer Agent shall receive a refund of the amount credited to the Company in connection with such entry, and the party making payment to the Company via such entry shall not be deemed to have paid the amount of the entry.

(h)	Confirmation. Confirmation of the Transfer Agent’s execution of payment orders shall be provided in accordance with Article 4A of the Uniform Commercial Code.

10.	DATA ACCESS AND PROPRIETARY INFORMATION

(a)

The Company acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Company by the Transfer Agent as part of the Company’s ability to access certain Company-related data (“Client Data”) maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent, the Order Taking Platform Provider or another third party and as part of the Order Taking Platform (collectively, the “Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or such third party. In no event shall Proprietary Information be deemed Client Data. The Company agrees to treat all Proprietary Information as proprietary to the Transfer Agent or other third party and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Company agrees for itself and its employees and agents to:

(i)

Use such programs and databases (A) solely on the Company’s or the Company’s service providers’ computers, or (B) solely from equipment at the location agreed to between the Company and the Transfer Agent; and (C) solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Company’s computer(s)), the Proprietary Information;

(iii)

Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)

Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Company’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld); and

(v)	Access only those authorized transactions as agreed to between the Company and the Transfer Agent.

(b)

Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

(c)	The Company acknowledges that its obligation to protect the Transfer Agent’s or other third party’s Proprietary Information is essential to the business interest of the Transfer

Agent or other third party and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

(d)

If the Company notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use all commercially reasonable efforts to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Company agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(e)

If the transactions available to the Company include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Creation Units or transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures reasonably established by the Transfer Agent from time to time.

(f)	The Company acknowledges and agrees that the terms set forth in Schedule D (Order Taking Platform Terms) shall apply with respect to the Company’s use of the Order Taking Platform.

(g)	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 10. The obligations of this Section shall survive any termination of this Agreement.

11.	LIMITATION OF LIABILITY; INDEMNITY.

(a)

In the performance of its duties hereunder, the Transfer Agent shall be obligated, as applicable, to exercise the due care and diligence of a professional transfer agent in providing the services called for in this Agreement and in all events shall act in good faith in performing the services provided for under this Agreement.

(b)

The Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Company or any Fund in connection with the matters to which this Agreement relates, except for a loss or expense directly caused by or resulting from willful misfeasance, bad faith or negligence on the Transfer Agent’s part in the performance of or from reckless disregard by the Transfer Agent of the obligations and duties specifically set forth in this Agreement. In addition, the Transfer Agent shall not be liable for (i) any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or (ii) any actions that occurred or failed to occur, or any records created or retained, prior to the Effective Date.

(c)

The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by this Section 11 of this Agreement.

(d)

Subject to Sections 11(a) and 11(b) above, the Transfer Agent shall not be responsible for, and the Company and the Funds shall indemnify and hold the Transfer Agent, its directors, officers, employees and agents (the “Indemnitees”) harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities that may be imposed on, incurred by or asserted against any of the Indemnitees in connection with or arising out of:

(i)	the Transfer Agent’s performance of the services in accordance with the terms of this Agreement;

(ii)

Any and all actions of the Transfer Agent or its officers, employees or agents required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(iii)	the Company’s refusal or failure to comply with the terms of this Agreement or the Company’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

(iv)	the breach of any representation or warranty of the Company hereunder;

(v)

the offer or sale of Creation Units in violation of any requirement under federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;

(vi)

the negotiation and processing of any checks, wires and ACH payments including without limitation for deposit into the Company’s demand deposit account maintained by the Transfer Agent, provided that the Transfer Agent has acted in good faith and without negligence or willful misconduct;

(vii)	upon the Company’s request entering into any agreements required by the NSCC for the transmission of Company or Shareholder data through the NSCC clearing systems;

(viii)

the Company’s use, and any Authorized Person’s use, of the Data Access Services furnished by the Transfer Agent or any other third party including without limitation the Company’s or an Authorized Person’s origination of electronic transactions as described in Section 10(e) herein, provided that the Transfer Agent has acted in good faith without negligence or willful misconduct; or

(ix)

any obligations now or hereafter imposed on the Company, a Fund, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent under this Agreement by the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

(e)

In performing its services hereunder, the Transfer Agent shall be entitled to rely and shall have no liability for acting upon any Authorized Instructions, notices or other communications, including electronic transmissions, from any Authorized Person who Transfer Agent believes in good faith to be genuine, valid and authorized, and shall be indemnified by the Company for any loss or expense caused by such reasonable reliance.

(f)

The Transfer Agent shall indemnify and hold the Company and the Funds harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to the Transfer Agent’s refusal or failure to comply with the material terms of this Agreement; the Transfer Agent’s breach of any material representation made by it herein; or the Transfer Agent’s lack of good faith, or acts involving negligence, willful misfeasance or reckless disregard in connection with its obligations hereunder.

(g)

In order that the Indemnification provisions contained in this Section 11 shall apply, upon the assertion of a claim for which a party hereto (the “Indemnifying Party”) may be required to indemnify the other party hereto (the “Indemnified Party”), the Indemnified Party shall promptly notify the Indemnifying Party of such assertion, and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. The Indemnifying Party shall have the option to participate with the Indemnified Party in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnified Party. The Indemnified Party shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnified Party except with the Indemnifying Party’s prior written consent.

(h)	The indemnifications contained hereunder shall survive the termination of this Agreement.

(i)

The Transfer Agent may, at the expense of the Company, in connection with matters arising under this Agreement as a result of an instruction, request or information provided by the Company, obtain the advice and opinion for the professional advisors to the Company or its own professional advisors and the Transfer Agent shall be entitled to rely on the advice or opinion of such professional advisors and, subject to Section 10(b) above, the Transfer Agent shall not be liable for any loss suffered by any Fund as a result of any act taken by the Transfer Agent in reliance upon such advice.

12.	CONFIDENTIALITY.

(a)

In connection with the performance of its obligations under this Agreement, each party may obtain certain Confidential Information of the other party and each party agrees that it shall use reasonable precautions in accordance with its established policies and procedures to keep such Confidential Information confidential; provided, however, that (i) a party may disclose Confidential Information with the other party’s prior written consent (such consent not to be unreasonably withheld) and (ii) any of such Confidential Information may be disclosed to the other party’s affiliates or to such other party’s or its affiliates’ directors, officers, employees, advisors or agents who need to know such information in order for such other party to be able to perform its duties under this Agreement (“Representatives”) (it being understood that such Representatives shall be informed of the confidential nature of such information and shall be directed to treat such information in accordance with the terms of this Agreement). The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its subcontractor or the Company agent for purposes of providing services under this Agreement.

(b)

Other than as permitted herein, each party shall be permitted to disclose the Confidential Information to the extent, and only to such extent, required by law or regulation or requested by any governmental agency or other regulatory authority or in connection with any legal proceedings after (i) promptly notifying the other party of such requirement in order to provide such other party with the opportunity to pursue legal or other action to prevent the release of such Confidential Information and (ii) receiving permission for the disclosure from such other party. Notwithstanding the foregoing, notification to the other party shall not be required in the event that such disclosure is requested by a regulatory authority with supervisory authority over the disclosing party or is prohibited by applicable law or legal process.

(c)

For purposes of this Agreement, Confidential Information does not include: (i) information that is or becomes publicly available other than as a result of disclosure by either party or its Representatives in violation of this Agreement, (ii) was within a party’s possession prior to its being furnished pursuant hereto or becomes available on a non-confidential basis from a source other than either party or its Representatives, or (iii) was independently developed by the receiving party.

(d)

In the event that any requests or demands are made for the inspection of the records of the Company other than request for records of the Company pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Company and to secure instructions from an authorized officer of the Company as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the records to such person or if required by law or court order.

(e)

Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of the Company or its Authorized Participants obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation. The Company has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of personal information, necessary to disclose such personal information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such personal information in connection with the performance of the services hereunder. The Company acknowledges that the Transfer Agent may perform any of the services, and may use and disclose personal information outside of the jurisdiction in which it was initially collected by the Company, including the United States and that information relating to the Company, including personal information of investors may be accessed by national security authorities, law enforcement and courts.

13.	TERM AND TERMINATION.

(a)	This Agreement shall become effective on the date first set forth above (the “Effective Date”) and shall continue in effect thereafter for an initial five (5) year period from that date, unless terminated earlier pursuant to Section 13(b) or Section 13(c). Unless terminated earlier, this Agreement shall remain in full force from year to year thereafter, subject to annual review by the Board.

(b)	This Agreement may be terminated at any time by either party by providing the other party with at least ninety (90) days written notice of termination, specifying the date of such termination

(c)

Either of the parties hereto may terminate this Agreement upon notice of not less than five (5) business days to the other party (the “defaulting party”) for “cause”. For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement by the defaulting party that has not been remedied for fourteen (14) days following written notice of such breach from the non-breaching party; or (b) a receiver, receiver and manager, examiner or liquidator is appointed by the defaulting party, or the defaulting party makes any composition or arrangement with its creditors.

(d)

Upon the date set forth in such notice under Section 13(b) or Section 13(c), this Agreement shall terminate to the extent specified in such notice, and the Company shall pay the Transfer Agent such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. In the event that the Company serves notice of its intention to terminate the custody agreement in place between it and the Transfer Agent or any affiliate of the Transfer Agent with respect to any Fund, the Transfer Agent may terminate this Agreement with respect to such Fund by notice in writing to the Company, such termination to take effect on the same date as the termination of the aforementioned custody agreement.

(e)

Deconversion. In the event that this Agreement is terminated or not renewed for any reason, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Company, the Transfer Agent, at the Company’s request, shall offer reasonable assistance to the Company’s in converting the Company’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Company (the “Deconversion”), subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time. As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s system.

(f)

Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement, the Company shall pay the Transfer Agent the Deconversion costs as noted in Section 12(e) and all reasonable fees and expenses for providing any support services that the Company requests the Transfer Agent to provide post Deconversion, including, but not limited to tax reporting and open issue resolution.

14.  NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Company:

Harding, Loevner Funds, Inc.

400 Crossing Boulevard, 4th Floor

Bridgewater, New Jersey 08807

Attention: Legal&Compliance@hlmnet.com and Lisa Price, Chief Compliance Officer of the Company - lprice@hlmnet.com

If to the Transfer Agent:

The Northern Trust Company

50 LaSalle Street

Chicago, Illinois 60603

Attention: GFS Relationship Manager -

15.  FORCE MAJEURE. The Transfer Agent shall maintain a commercially reasonable disaster recovery plan that complies with applicable laws, rules and regulations during the term of this Agreement, and shall periodically test the implementation of such plan and report in writing to the Company the results of such testing. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes, provided that, if the Transfer Agent is unable to perform its obligations because of such an event, it shall use commercially reasonable efforts to resume performance of its obligations and to mitigate damages.

16.	ASSIGNABILITY; SUBCONTRACTORS.

(a)

Except as provided in Section 16(b) below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

(b)

The Transfer Agent may, without further consent on the part of the Company (provided the Transfer Agent provides the Company with prior written notice), subcontract for the performance hereof with an affiliate of the Transfer Agent or an unaffiliated third party; provided, however, that if the subcontractor is providing transfer agency services that require being registered as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act, such subcontractor is duly registered as such; provided, further that the Transfer Agent shall be fully responsible to the Company for the acts and omissions of its affiliates as it is for its own acts and omissions. With regard to any other services that are provided by a vendor not affiliated with the Transfer Agent, the Transfer Agent will use all reasonable commercial efforts to coordinate with such outside vendor and to timely and accurately provide all information requested by such vendor; provided, however, that the Transfer Agent shall not be held liable to the Company or any affiliated party of the Company for any act or failure to act by such outside vendor except where the Transfer Agent’s negligent acts or omissions were the proximate cause of such vendor’s non-performance.

(c)

For purposes of this Agreement, unaffiliated third parties include, by way of example and not limitation, Federal Express, United Parcel Services, Airborne Services, US Mails DTCC and telecommunication companies, and shall not be deemed to be subcontractors of the Transfer Agent.

17.  NO THIRD PARTY BENEFICIARIES. Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Company, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Company. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

18.	MISCELLANEOUS.

(a)

Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties and authorized or approved by a resolution of the Board of Directors of the Company. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

(b)

Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

(c)

Instructions. The Transfer Agent shall comply with all written instructions duly delivered by an authorized person of the Company with authority to provide the type of instructions provided, as set forth in the most recent written resolutions of the Board of Directors of the Company providing such authority that have been delivered to the Transfer Agent. Such instructions may be delivered by email or facsimile to the Transfer Agent, and may be standing instructions.

(d)

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

(e)

Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

(f)

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

(g)

Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.

(h)

Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(i)	Governing Law. This Agreement shall be construed and interpreted under and in accordance with the laws of the State of Illinois.

(j)

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart.

(k)

Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof, whether oral or written.

(l)

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

(m)

Cooperation with Auditors. The Transfer Agent shall provide assistance to and cooperate with the Company’s internal or external auditors and compliance personnel in connection with any Company-directed audits or compliance reviews. The Transfer Agent will provide the Company with a copy of any SAS 70 report it obtains relating to its transfer agency services. The Transfer Agent also will cooperate reasonably with the Company in providing information relating to the Company in the possession of Transfer Agent to regulators and other governmental agencies with due jurisdiction, as well as access to such regulators and governmental agencies to the Transfer Agent’s premises, personnel and records relating to the Company. If the Company elects to contest the jurisdiction or right of a regulator or governmental agency to such information or access, the Transfer Agent shall cooperate reasonably with such election.

(n)

Personal Liability. The Company and the Transfer Agent agree that the obligations of the Company/Funds under this Agreement shall not be binding upon or any member of the Board of Directors or any shareholder, nominee, officer, employee or agent, whether past, present or future, of the Company individually, but are binding only upon the assets and property of the Company or of the appropriate Fund(s) thereof. The execution and delivery of this Agreement have been duly authorized by the Company and signed by an authorized officer of the Company, acting as such, but neither such authorization by the Company or such execution and delivery by such officer shall be deemed to have been made by any member of the Board of Directors or by any officer or shareholder of the Company individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Company or of the appropriate Fund(s) thereof.

(o)

Additional Funds. In the event that the Company establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as Transfer Agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives duly authorized as of the day and year first above written.

HARDING, LOEVNER FUNDS, INC.

By:	/s/Aaron Bellish
Name: Aaron Bellish
Title: President

THE NORTHERN TRUST COMPANY

By:	/s/Kelly Reed-Clare
Name: Kelly Reed-Clare
Title: Vice President

SCHEDULE A

FEE SCHEDULE

Transfer Agency

A.	For the services rendered under this Agreement, the Company shall pay, or cause to be paid to, the Transfer Agent the fees defined on this Fee Schedule.

B.

For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Company’s Board of Directors.

C.	Out-of-pocket expenses will be computed and billed by the Transfer Agent and payable quarterly by or on behalf of the Funds.

ETF TRANSFER AGENCY: $10,000 per annum

•	For the initial ETF launch, Northern Trust will provide waivers on ETF Transfer Agency Services as follows:

Time Period	• Waiver
First 12 months	• 100%
Next 6 months	• 50%
After 18 months	• 0%

SCHEDULE B

OUT OF POCKET EXPENSES

•	Electronic storage of records

•	Telephone, telecopy or other electronic transmission expenses

•	Express Mail and Delivery Services

•	P.O. Box Rental

•	Federal Wire Charges

•	Forms Design and Production

•	Offsite Storage

•	Bank account charges including check payment and processing fees

•	Regulatory Compliance Software and Service charges

•	Other out of pocket expenses as agreed between the Company and the Transfer Agent

SCHEDULE C

SERVICES

The Transfer Agent shall provide the following services, in each case, subject to the direction of the Company and in accordance with the policies and procedures established by the Company:

Description of ETF Transfer Agency Services on a Continuous Basis

•	Establish each Authorized Participant in the applicable Fund on the Transfer Agent’s recordkeeping system as directed by the Company or the applicable Authorized Participant;

•

Generate or cause to be generated and transmitted confirmation of receipt of such purchase orders and redemption requests to the Authorized Participants, as directed by the Company or the applicable Authorized Participant and, if applicable, transmit appropriate trade instruction to the National Securities Clearance Corporation (“NSCC”);

•

Receive and process purchase and redemption requests and directions from the Distributor, the Company or the applicable Authorized Participant and deliver the appropriate documentation thereof to the Company’s custodian;

•

At the appropriate time as and when it receives monies paid to it by the Company’s custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Distributor or the Company;

•	Prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Company on behalf of the applicable Fund;

•

Record the issuance of Shares of the applicable Fund, maintain a record of the total number of Shares of each Fund which are issued and outstanding, and provide the Company on a regular basis with the total number of Shares of each Fund which are issued and outstanding;

•

Maintain and manage, as agent for the Company and each Fund, such bank accounts (i) as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of a Fund’s dividends and distributions and (ii) at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law; and

•

Except as otherwise instructed by the Company, (i) process all transactions in each Fund in accordance with the procedures mutually agreed upon by the Company and the Transfer Agent with respect to the proper net asset value to be applied to purchase and redemption orders received in good order by the Transfer Agent or by the Company or any other person or firm on behalf of such Fund or from an Authorized Participant before cut-offs established by the Company and (ii) report to the Company any known exceptions to the foregoing.

DTC and NSCC Interactions

•

Accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and

•	Issue instructions to a Fund’s banks for the settlement of transactions between the Fund and DTC or NSCC (acting on behalf of the applicable Authorized Participant.

Order Taking Services

The Transfer Agent shall provide the following order taking services subject to the terms set forth in Appendix A to this Schedule C (Services) (the “Order Taking Services”):

•

Receive creation and redemption orders from Authorized Participant in accordance with prospectus and Company’s Authorized Participant handbook, which shall include all of the obligations of the Authorized Participants as set forth in Appendix A to this Schedule C;

•	Receive creation and redemption orders from Authorized Participant via the Order Taking Platform or by phone;

•	Provide affirmation to Authorized Participant promptly upon receipt of creation and redemption orders;

•	Provide final order confirmation to Authorized Participant promptly following order cut-off;

•	Deliver create/redeem file for processing following order cut-off to the investment adviser and, if not the Transfer Agent, the Index Receipt Agent and the ETF Transfer Agent; and

•	Liaise directly with Authorized Participants and manage order inquiries and resolutions.

Index Receipt Agent Services

The Transfer Agent shall provide the following index receipt agent services subject to the terms set forth in Appendix B to this Schedule C (Services) (the “Index Receipt Agent Services”):

•

Generate daily basket which reflects the components and quantities of the securities comprising each ETF in accordance with established procedures and daily computer generated file input the from investment adviser;

•	Calculate daily portfolio composition file (“PCF”);

•	Distribute PCF daily to the National Securities Clearing Corporation (“NSCC”);

•	Resolve Authorized Participant inquiries on the PCF;

•	Prepare and furnish daily trade date holdings file in support of Company’s SEC Rule 6c-11 website requirements;

•	Receive create/redeem file and determine balancing cash amount and order settlement details;

•	Transmit NSCC instruction file for ETF transactions settling within the clearing process;

•	Process creation and redemption orders which include non-eligible components outside the clearing process through proprietary servicing modules;

•	Maintain Authorized Participant Security Settlement Instructions (“SSIs”) and ETF fund reference data;

•	Calculate order-related fees including slippage;

•	Manage ETF settlements process with DTCC and/or Authorized Participant and resolve inquiries;

•	Calculate and manage collateral process for failing in-kind transactions outside of clearing process; and

•	Provide consultative support and operating model design for new ETF launches and conversions.

APPENDIX A to SCHEDULE C

ORDER TAKING SERVICES TERMS

(a)

The Company acknowledges that technological irregularities, periods of heavy market activity or other circumstances may prevent Authorized Participants or persons authorized by the Authorized Participant to instruct orders on its behalf (the “Authorized Participant Users”) from being able to timely or successfully use the Order Taking Platform or Northern’s other order-taking processes. Northern will use commercially reasonable efforts to correct or replace any of the unavailable processes, and the Company and the Authorized Participant shall cooperate with Northern to allow it to resume providing the Order Taking Services in accordance with the Agreement.

(b)

Northern will receive orders from Authorized Participants during each business day up until the relevant cutoff hours that have been provided agreed to between the Company and Northern. In the event Northern receives an order that does not include all the information required for Northern to process the order, or necessitates action by the Company prior to its acceptance (as determined in Northern’s reasonable discretion, in each instance), Northern may consult with the persons authorized by the Company in connection with the same. The Company acknowledges that any delays of failure to provide any of the required order information may prevent Northern from being able to provide the services and Northern shall have no liability for failing to process an order for which it has not timely received all required order information.

(c)

The Company or its designee shall be responsible for instructing Northern as to its approval or rejection of each order via the Order Taking Platform or in accordance with the terms of Northern’s service level document.

(d)	The Company agrees that all instructions issued to it by an Authorized Participant User are deemed to be Authorized Instructions under this Agreement.

(e)	Each Authorized Participant User must agree to comply with the terms and conditions governing access to and use of the Order Taking Platform.

(f)

Concurrently with each request by the Authorized Participant for Northern to grant an Authorized Participant User access to the Order Taking Platform, and as requested from time to time by Northern (but no less frequently than annually), the Authorized Participant shall deliver to Northern, a certificate setting forth the names and other details of all Authorized Participant Users. Such certificate may be accepted and relied upon by Northern as conclusive evidence of the facts set forth therein.

(g)

Upon the termination or revocation of authority of an Authorized Participant User by the Authorized Participant, the Authorized Participant shall give prompt written notice of such fact to Northern, together with an updated certificate as described in clause (f) above, with such notice being effective after Northern has received and had reasonable time to act on such notice of revocation.

(h)	The Company and Northern may, from time to time, establish written procedures for the order taking and related activities effected for Shares of each Fund.

APPENDIX B to SCHEDULE C

INDEX RECEIPT AGENT SERVICES TERMS

(a)

For the avoidance of doubt, Northern shall not be liable, directly or indirectly, for any losses suffered by a third party, including any Authorized Participant, in connection with the Index Receipt Agent Services provided under this Agreement.

(b)

Northern shall perform Index Receipt Agent Services in conjunction with the custody services that are currently provided by Northern, as custodian, to each Fund under the terms of the Custody Agreement, dated as of       between the Company and Northern (the “Custody Agreement”). Northern shall be entitled to all the protective provisions in the Custody Agreement in respect of its duties and its performance of the Index Receipt Agent Services and Custodian for the settlement of creations and redemptions of Creation Units of each Fund.

(c)

The Company, on behalf of each Fund, understands and agrees to be bound by the all the rules and procedures of NSCC and DTC, as though it were the member or participant of such clearing and settlement systems notwithstanding the fact that Northern (as a member of NSCC) is acting as principal or as agent when effecting the processing, clearance and settlement of the creation and redemption of Shares, deposit securities and redemption securities and cash through the NSCC clearing process.

(d)

The Company recognizes that fails to receive (including partial fails) may occur from time to time with respect to one or more of the securities in a basket of deposit securities settled through the NSCC clearing process. The Company acknowledges and agrees that, whenever a fail to receive shall occur, Northern shall book to a single control account maintained for all funds for Northern provides Index Receipt Agent Services (the “Control Account”), the quantity of the security that it failed to receive (each such fail a “short receive position”) and the cash value of that short position that it receives from NSCC (and that NSCC, pursuant to its rules, marks to markets daily) pending settlement. Northern shall not post to any Fund account any cash that it receives from NSCC on a short receive position pending settlement.

(e)

The Company recognizes that on the redemption of Creation Units of a Fund through the NSCC clearing process, Northern, on behalf of the applicable Fund, is obligated to deliver to NSCC on the settlement date the required type and amount of redemption securities to redeem the Creation Units of the applicable Fund. It shall be the responsibility of the Company and each Fund to maintain in the custody account the required type and amount of redemption securities for the redemption of Creation Units of each Fund. Should the custody account of a Fund for any reason (for example, through the Company’s participation in a securities lending program on behalf of the Fund) have a short position in respect of any of the securities comprising the basket of redemption securities (a “short delivery position”) with the result that, on settlement date, Northern is unable to deliver a sufficient quantity of the redemption securities to NSCC, the Company acknowledges that Northern shall be obligated under NSCC’s rules to fund the short delivery position with cash pending delivery of the quantity of securities needed to cover the short delivery position. Northern shall be entitled to charge to the account of the applicable Fund the amount of cash needed to cover the short delivery position. In the event that Northern advances its own funds to cover a Fund short delivery position, Northern, in its discretion, may charge interest to the applicable Fund on the amount of the advance, unless Northern and the Company have mutually agreed in writing upon another rate.

(f)

In the event of a short delivery position at NSCC for a Fund, Northern may, in its discretion, elect to advance its own funds to cover such shortfall. If Northern elects to make such an advance, the advance will be deemed a loan to the Company, payable on demand, bearing interest at the rate of interest customarily charged by the Custodian or such Sub-Custodian on custody overdrafts. No prior action or course of dealing on Northern’s part with respect to the settlement of transactions on the Company’s behalf will be asserted by the Company against Northern for Northern’s refusal to make advances. The Company acknowledges that any advance made under this Agreement is intended to be treated as a “securities contract” for purposes of U.S. Bankruptcy Code to the maximum extent permitted by that Code, as amended from time to time. Northern shall have a continuing security interest and lien on all securities of such Fund to secure such payments. Nothing herein or in the Custody Agreement shall be construed to mandate that Northern, acting as agent for the Company and the Funds, effect redemptions of Creation Units where Northern, acting in good faith, believes that it may not be repaid an advance by the Company or the Funds or otherwise not receive from the Funds delivery of the redemption securities that are the subject of a short delivery position.

(g)

The Company recognizes that (i) fails (including partial fails) to receive one or more of the deposit securities needed to settle the creation of a Creation Unit or (ii) fails to receive the Shares on the redemption of a Creation Unit may occur with respect to the transactions settled outside of the NSCC Clearing Process.

(h)

In the event that an Authorized Participant is unable to deliver all required deposit securities or Shares in connection with a creation or redemption order outside of the NSCC Clearing Process, the Authorized Participant shall deliver the missing assets as soon as practicable, secured by the delivery and maintenance of U.S. cash collateral in a percentage amount specified by the Company. Northern shall calculate, hold, and manage such collateral, and facilitate the exchange of collateral for the missing assets, thereby ensuring orderly settlement and compliance with the terms of the Company’s Prospectus.

SCHEDULE D

ORDER TAKING PLATFORM TERMS

Terms of Use of the Order Taking Platform:

(a)

NEITHER THE ORDER TAKING PLATFORM PROVIDER, ITS AFFILIATES NOR ITS THIRD PARTY PROVIDERS MAKE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER AND SHALL HAVE NO LIABILITY TO THE COMPANY, THE FUNDS OR ANY THIRD PARTY FOR ANY ERRORS, DELAYS, INACCURACIES, OMISSIONS OR MALFUNCTIONS IN THE CUSTOM APPLICATION.

(b)

Ownership. All right, title and interest in and to the Order Taking Platform and the services provided in connection therewith (the “Platform Services”), as the same may be updated from time to time, including all intellectual property rights (including, but not limited to, patents, copyrights (including in software), moral rights, trade secrets (including in know-how or data), database rights, design rights, goodwill and trademark rights), whether registered or not, and including applications for registration thereof therein and related thereto (collectively “IP Rights”), shall be and remain the property of, and be owned by, the Order Taking Platform Provider or its affiliates, and nothing in this Agreement shall be deemed to grant any IP Rights to the Company or the Funds in the same. To the extent that the Company or the Funds might be construed to have IP Rights in any of the foregoing, such IP Rights shall be deemed assigned to the Order Taking Platform Provider.

(c)

THE COMPANY ACKNOWLEDGES AND AGREES THAT NEITHER THE ORDER TAKING PLATFORM, THE PLATFORM SERVICES NOR ANY OF THE INFORMATION OBTAINED BY OR THROUGH THE USE OF THE PLATFORM SERVICES ARE INTENDED TO SUPPLY INVESTMENT, FINANCIAL, TAX OR LEGAL ADVICE. A REFERENCE TO A PARTICULAR INVESTMENT OR SECURITY, A CREDIT RATING, OR ANY OBSERVATION CONCERNING A SECURITY OR INVESTMENT PROVIDED IN THE ORDER TAKING PLATFORM/PLATFORM SERVICES IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SUCH INVESTMENT OR SECURITY OR TO MAKE ANY OTHER INVESTMENT DECISIONS. THE COMPANY ACKNOWLEDGES AND AGREES THAT THE USE OF THE ORDER TAKING PLATFORM OR THE PLATFORM SERVICES AND INFORMATION, AND ANY DECISIONS MADE IN RELIANCE UPON THE USE OF THE ORDER TAKING PLATFORM OR THE PLATFORM SERVICES AND INFORMATION OBTAINED BY OR THROUGH THE USE OF THE ORDER TAKING PLATFORM OR THE PLATFORM SERVICES ARE MADE AT THE COMPANY’S OWN RISK. THE COMPANY IS CAPABLE OF EVALUATING INVESTMENT RISKS INDEPENDENTLY, BOTH IN GENERAL AND WITH REGARD TO PARTICULAR TRANSACTIONS AND PRODUCTS, AND THE COMPANY IS EXERCISING INDEPENDENT JUDGMENT IN EVALUATING ANY TRANSACTION OR PRODUCTS AND HAS NOT RELIED ON ANY ADVICE OR RECOMMENDATIONS BY THE ORDER TAKING PLATFORM PROVIDER IN DETERMINING TO ENTER INTO ANY TRANSACTION.

(d)

The Company shall not (i) copy, modify, reverse engineer, reverse assemble or reverse compile or store the Order Taking Platform or the Platform Services or any part thereof; (ii) license, sublicense, transfer, sell, resell, publish, reproduce, and/or otherwise redistribute the Order Taking Platform or the Platform Services or any components thereof in any manner (including, but not limited to, via or as part of any Internet site); (iii) use the Order Taking Platform or the Platform Services or any portion thereof for constructing, creating or calculating the value of any index or indexed products; (iv) use the Order Taking Platform or the Platform Services as part of the Company’s intranet or other internal network; or (v) create archival (except as required under applicable law for document retention and compliance purposes) or derivative works based on the Order Taking Platform or the Platform Services (or any data provided via the Order Taking Platform or the Platform Services) or any portion thereof.

SCHEDULE E

FUND LIST

International Developed Markets Select Equity ETF